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                                   EXHIBIT 11

                              BMC WEST CORPORATION
                       Computation of Earnings Per Share


COMPUTATION OF PRIMARY EARNINGS PER SHARE

                             Three Months Ended        Nine Months Ended
                           ----------------------    ----------------------
                           Sept. 30,     Sept. 30,     Sept. 30,      Sept. 30,
                             1996         1995           1996           1995
                          ----------    ----------    ----------     ----------
Net income                $4,560,000    $3,396,000    $8,840,000     $6,367,000
Class B preferred stock
  accretion                   (8,500)       (8,500)      (25,500)       (25,500)
                          ----------    ----------    ----------     ----------
Adjusted net income       $4,551,500    $3,387,500    $8,814,500     $6,341,500
                          ----------    ----------    ----------     ----------
                          ----------    ----------    ----------     ----------

Weighted average shares
  outstanding             11,807,613     9,497,482    10,401,785      9,495,885

Net effect of dilutive
  stock options based on
  the treasury stock
  method using average
  market price               236,521       262,117       247,912        256,742
                          ----------    ----------    ----------     ----------
Total common shares and
  equivalents             12,044,134     9,759,659    10,649,697      9,752,627
                          ----------    ----------    ----------     ----------
                          ----------    ----------    ----------     ----------

PRIMARY INCOME PER SHARE  $      .38    $      .35     $     .83     $      .65
                          ----------    ----------    ----------     ----------
                          ----------    ----------    ----------     ----------

COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

Adjusted net income       $4,551,500    $3,387,500    $8,814,500     $6,341,500
                          ----------    ----------    ----------     ----------
                          ----------    ----------    ----------     ----------
Weighted average shares
  outstanding             11,807,613     9,497,482    10,401,785      9,495,885

Net effect of dilutive
  stock options based on
  the treasury stock
  method using the higher
  of quarter-end market
  price or average market
  price                      236,522       262,117       247,912        256,742
                          ----------    ----------    ----------     ----------
Total shares and
  equivalents             12,044,135     9,759,659    10,649,697      9,752,627
                          ----------    ----------    ----------     ----------
                          ----------    ----------    ----------     ----------

FULLY DILUTED EARNINGS
  PER SHARE               $      .38    $      .35    $      .83     $      .65
                          ----------    ----------    ----------     ----------
                          ----------    ----------    ----------     ----------